Exhibit 99.4
Elan Finance public limited company and Elan Finance Corp.
Offer to Exchange
up to
$200,000,000 Aggregate Principal Amount of their outstanding
8.75% Senior Notes due 2016 (CUSIP Nos. 284138AL8 and G29543AF5)
Fully and Unconditionally Guaranteed by
Elan Corporation, plc and certain of its subsidiaries
for up to
$200,000,000 Aggregate Principal Amount of their 8.75% Senior Notes due 2016
Fully and Unconditionally Guaranteed by
Elan Corporation, plc and certain of its subsidiaries
and
Registered Under the Securities Act of 1933, as amended.

Pursuant to the Prospectus dated          , 2011

          , 2011

To Brokers, Dealers, Commercial Banks,
  Trust Companies and other Nominees:

Elan Finance public limited company, an Irish public limited company (“Elan Finance plc”), and Elan Finance Corp., a Delaware corporation (“Elan Finance Corp.” and, together with Elan Finance plc, the “Issuers”), are offering to exchange up to all of their outstanding 8.75% Senior Notes due 2016 (the “Outstanding Notes”) for an equivalent amount of the Issuers’ 8.75% Senior Notes due 2016 (the “Exchange Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), upon the terms and subject to the conditions set forth in the Prospectus dated          , 2011 (as the same may be amended or supplemented from time to time, the “Prospectus”) and in the related Letter of Transmittal (which, together with the Prospectus, constitute the “Exchange Offer”).

Capitalized terms used but not defined herein shall have the same meaning given them in the Letter of Transmittal.

We will not pay any fees or commissions to you for soliciting tenders of Outstanding Notes pursuant to the Exchange Offer.

We are asking you to contact your clients for whom you hold Outstanding Notes. For your use and for forwarding to those clients, we are enclosing copies of the Prospectus, as well as a Letter of Transmittal for the Outstanding Notes.

We are also enclosing a printed form of letter which you may send to your clients, with space provided for obtaining their instructions with regard to the Exchange Offer. We urge you to contact your clients as promptly as possible.

Any inquiries you may have with respect to the Exchange Offer should be addressed to the Exchange Agent at the address and telephone number set forth in the Prospectus. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

Elan Finance public limited company and
Elan Finance Corp.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF ELAN FINANCE PUBLIC LIMITED COMPANY, ELAN FINANCE CORP. OR ANY OF THEIR RESPECTIVE AFFILIATES OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.